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                                                                     Exhibit 4.3

                          WARRANT CONVERSION AGREEMENT

      WARRANT CONVERSION AGREEMENT (this "AGREEMENT"), dated as of November 30, 2006, by and among The Bank of New York, a New York banking corporation, as Warrant Agent (the "WARRANT AGENT"), Lucent Technologies Inc., a Delaware corporation ("LUCENT"), and Alcatel, a societe anonyme organized under the laws of the Republic of France ("ALCATEL").

                                   WITNESSETH

      WHEREAS, Lucent and the Warrant Agent entered into a Warrant Agreement dated as of December 10, 2004 (the "WARRANT AGREEMENT"), pursuant to which the Warrant Agent has agreed to act on behalf of Lucent in connection with Warrants issued by Lucent (the "WARRANTS"),

      WHEREAS, pursuant to the Warrant Agreement, each Warrant entitles the holder thereof to purchase one Lucent Share (as defined below) at an exercise price of $2.75 per share (the "EXERCISE PRICE"),

      WHEREAS, in the event of a Reorganization of Lucent (as such term is defined in the Warrant Agreement), the Warrant Agreement provides that the holders of Warrants not exercised, terminated or otherwise expired (the "HOLDERS") shall receive, upon exercise of the Warrants and payment of the Exercise Price, the kind and amount of shares of stock and other securities and property receivable by a Lucent stockholder for the number of Lucent Shares into which such Warrants might have been exercised immediately prior to such Reorganization,

      WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 2, 2006 (the "MERGER Agreement"), by and among Lucent, Alcatel, and Aura Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcatel, Lucent and Alcatel will combine their businesses through a merger of Aura Merger Sub, Inc. with and into Lucent (the "MERGER"), the Merger being a Reorganization under the Warrant Agreement,

      WHEREAS, at the effective time of the Merger (the "EFFECTIVE TIME"), by virtue of the Merger and without any action on the part of any Lucent stockholder, each Lucent Share issued and outstanding immediately prior to the Effective Time will be converted into a right to receive 0.1952 (the "EXCHANGE RATIO") of an ADS (as defined below),

      WHEREAS, the Warrant Agreement will remain in full force and effect at and after the Effective Time, and


      WHEREAS, pursuant to Section 4.04 of the Warrant Agreement, Alcatel and Lucent desire to enter into an agreement with the Warrant Agent to confirm the Holders' rights under the Warrant Agreement.

      NOW THEREFORE, THIS AGREEMENT WITNESSETH:


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      For in and in consideration of the premises and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows for the benefit of the other parties and for the equal benefit of the
Holders:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. For the purpose of this Agreement:


      "ADS" means an American Depository Share of Alcatel representing one (1) Alcatel Ordinary Share.

      "ALCATEL ORDINARY SHARE" means an ordinary share, nominal value E2.00 per share, of Alcatel.

      "EXCHANGE AGENT" means the Bank of New York, as appointed by Alcatel pursuant to an Exchange Agency Agreement dated on or about November 30, 2006, by and among Alcatel and the Bank of New York.

      "LUCENT SHARE" means a share of common stock, par value $0.01 per share, of Lucent.

            Section 1.02 Rules of construction.


                  (a) Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms shall have the meanings assigned to them in the Warrant Agreement.

                  (b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

                  (c) References to Sections and Articles herein are references to the Sections and Articles of this Agreement.


                  (d) The headings of the Sections and Articles of this Agreement are inserted for reference purposes only. They shall not be deemed a part thereof and shall not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE II

                             CONVERSION OF WARRANTS

            Section 2.01 Exchange Ratio. Upon exercise of the Warrants and payment of the Exercise Price at any time from and after the Effective Time up to and including the Expiration Date, Holders will receive for each Warrant exercised 0.1952 of an ADS and a cash payment in lieu of any fractional ADS (as set forth in Section 2.02 herein).


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            Section 2.02 Fractional ADS. Holders otherwise entitled to receive fractional ADSs upon exercise of Warrants will receive from the Warrant Agent the proceeds of the sale or sales by the Exchange Agent on the New York Stock Exchange of the aggregate of fractional ADSs to which Holders would otherwise be entitled to, in the manner provided in the Exchange Agency Agreement.

            Section 2.03 Issuance and delivery of ADS. Pursuant to Section 1.04(d) of the Merger Agreement, at the Effective Time, Alcatel will make available for issuance or delivery such number of ADSs that may be issued or delivered upon exercise of the Warrants outstanding immediately prior to the Effective Time.

            Section 2.04 Adjustment and Notice Provisions. Pursuant to Section 4.04(a) of the Warrant Agreement, Alcatel and the Warrant Agent agree that the provisions of Article IV of the Warrant Agreement shall apply to Alcatel and the ADSs, as nearly equivalent as may be practicable, as if Alcatel were the "Company" and the ADSs were the "Common Stock" thereunder, and that such provisions shall no longer apply to Lucent and the Common Stock.

                                   ARTICLE III

                                  MISCELLANEOUS

            Section 3.01 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            Section 3.02 Jurisdiction. All actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York. In connection with any such action or proceeding, the parties hereto consent to the jurisdiction of, and venue in, such court.

            Section 3.03 Waiver of Jury Trial. Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

            Section 3.04 Benefits of the Agreement. No provision in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and the Holders, any right, remedy or claim under or by reason of this Agreement or any part hereof.

            Section 3.05 Severability. The provisions of this Agreement are severable. If any term, clause or provision is held invalid, illegal or unenforceable, the remainder of the terms, clauses or provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 3.06 Entire Agreement. This Agreement and the Warrant Agreement constitute the entire agreement between the parties with respect to the subject matter hereto and thereto and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.


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            Section 3.07 Successors and Assigns. The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

            Section 3.08 Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            Section 3.09 Amendments. This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties hereto may deem necessary or desirable; provided, however, that such action shall not adversely affect the rights of any of the Holders. Any amendment or supplement to this Agreement that adversely affects the interests of the Holders shall require the written consent of the Holders of a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the number of ADSs issuable upon exercise of the Warrants would be decreased.

            Section 3.10 Notices. All notices, requests or communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given as follows:

      If to Alcatel:

            Alcatel
            54, rue La Boetie
            75008 Paris, France
            Facsimile No.: +33 1 40 76 14 35
            Attn:    Pascal Durand-Barthez
                     General Counsel

            with a copy to:

            Ann Beth Stebbins
            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, New York  10036
            Facsimile No.: (917) 777-2660

      If to Lucent:

            Lucent Technologies Inc.
            600 Mountain Avenue
            Murray Hill, New Jersey 07974
            Facsimile No.: (908) 582 4640
            Attn:    William Carapezzi, Jr., Esq.


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                     Senior Vice President, General Counsel and Corporate
                     Secretary

            with a copy to:

            David A. Katz
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Facsimile No.: (212) 403-2000

      If to the Warrant Agent:

            The Bank of New York
            ADR Administration Department
            101 Barclay St. 22W
            New York, NY 10286
            Telephone: (212) 815-8257
            Facsimile: (212) 571-3050
                     Attention: Robert Goad

            with a copy to:

            The Bank of New York
            One Wall Street
            New York, NY 10286
            Telephone: (212) 635-1283
            Facsimile: (212) 635-1999
                     Attention: Barbara Lubitz, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, or (ii) if given by any other means, when delivered at the address specified in this Section.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ALCATEL

                                        By:   /s/ Jean-Pascal Beaufret
                                            ------------------------------------
                                            Name:    Jean-Pascal Beaufret
                                            Title:   Chief Financial Officer

                                        LUCENT TECHNOLOGIES INC.

                                        By:   /s/ John A. Kritzmacher
                                            ------------------------------------
                                            Name:    John A. Kritzmacher
                                            Title:   Chief Financial Officer

                                        THE BANK OF NEW YORK, as Warrant Agent

                                        By:   /s/ James F. Kiszka
                                            ------------------------------------
                                            Name:    James F. Kiszka
                                            Title:   Vice President


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